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                                                                    Exhibit 3.10

                         ARTICLES OF AMENDMENT OF THE
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                           PEET'S COFFEE & TEA, INC.

     ARTICLES OF AMENDMENT of the Restated Articles of Incorporation of Peet's Coffee & Tea, Inc. are herein executed by this corporation, pursuant to the provisions of RCW 23B.10.060, as follows:

     FIRST:  The name of this corporation is Peet's Coffee & Tea, Inc.

     SECOND: Section 4.1 of Article 4 of the Restated Articles of Incorporation is amended in its entirety to read as follows:

     "4.1 Authorized Capital

               The total number of shares which this corporation is authorized to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock without par value and 10,000,000 shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

               Effective at the time of filing of these Articles of Amendment with the Secretary of State of the State of Washington, each one (1) share of this corporation's Common Stock issued and outstanding shall automatically be converted and subdivided into two (2) shares of this corporation's Common Stock without any action by the respective holder thereof."

     THIRD: The amendment of the Articles of Incorporation was duly adopted by the board of directors of this corporation at a meeting held on November 1, 2000 in accordance with the provisions of RCW 23B.10.030.

     FOURTH: The amendment of the Articles of Incorporation was duly adopted by the shareholders of this corporation by less than unanimous written consent effective on November 17, 2000 in accordance with the provisions of RCW 23B.10.030, 23B.10.040 and 23B.10.060 and written notice to nonconsenting shareholders was delivered in accordance with the provisions of RCW 23B.070.040.

                                       1.
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     In Witness Whereof, this corporation has caused these Articles of Amendment of the Articles of Incorporation to be signed by the President and Chief Executive Officer this day of January 22, 2001.

                                      PEET'S COFFEE & TEA, INC.


                                      By: /s/ Christopher P. Mottern
                                          -------------------------------------
                                          Christopher P. Mottern
                                          President and Chief Executive Officer

                                       2.